Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Asta Funding, Inc. of our report dated December 6, 2006 on our audits of the consolidated financial statements of Asta Funding, Inc. as of September 30, 2006 and 2005 and for each of the years in the three-year period ended September 30, 2006, and our report dated December 6, 2006, relating to management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Asta Funding, Inc. included in its Annual Report on Form 10-K for the year ended September 30, 2006. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.
/s/ EISNER LLP
New York, New York
April 17, 2007